EXHIBIT 99.1

February 12, 2019

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Third Quarter and Oil and Gas Drilling Results

MIDLAND, TEXAS, 2/12/2019 – Mexco Energy Corporation (NYSE American: MXC) today reported a net loss of $13,076 for the quarter ending December 31, 2018, compared to a net loss of $101,228 for the quarter ending December 31, 2017. Operating revenues in the third quarter of fiscal 2019 were $644,316, a 2% decrease from $654,931 for the third quarter of fiscal 2018 due primarily to decreased oil and gas prices. For the third quarter, volumes of oil increased 12% and gas decreased 5% with oil accounting for 71% of revenues and gas 29%.

For the nine months ended December 31, 2018, the Company reported net income of $23,375 compared to a net loss of $585,950 for the nine months ended December 31, 2017. Operating revenues increased 8.6% to $2,107,835 for the nine months ended December 31, 2018 compared to the same period of fiscal 2018.

During the first nine months of fiscal 2019, Mexco participated in the drilling of 41 horizontal wells with aggregate costs of approximately $715,000 with various working interests. Of these wells, 35 are in the Delaware Basin of the western portion of the Permian Basin in Eddy and Lea Counties, New Mexico and 6 are located in Grady County, Oklahoma. The first 13 of these wells have been completed and are currently producing. Another 28 wells are being drilled and completed. The operators of these wells include Apache Corporation, Concho Resources, Inc., Marathon Oil Company, Mewbourne Oil Company, XTO Energy, Inc. and others. To date for the first nine months, over 75 wells have been drilled by several operators on Mexco’s royalty interests free of expense to Mexco.

On December 28, 2018, Mexco entered into a new loan agreement making available a $1,000,000 revolving line of credit with West Texas National Bank. The Company repaid from Company funds and terminated its loan agreement with Bank of America, N.A. Tammy McComic, President and Chief Financial Officer noted, “I am pleased that the Company has no outstanding indebtedness together with funding a strong drilling program.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2018. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.